SHAREHOLDER VOTING AGREEMENT

This Agreement is made between Michael Hartstein (“Hartstein”), Solomon Lax (“Lax”) and Isidore Sobkowski (“Sobkowski”) (collectively, Hartstein, Lax and Sobkowski referred to herein as the "Shareholders") dated March 6, 2006.

WHEREAS, on March 3, 2006 Hartstein and Lax purchased an aggregate of 3,160,000 shares of common stock of Aprecia, Inc., a Delaware corporation (the “Corporation”);

WHEREAS, on March 6, 2006, Sobkowski and the Corporation entered into an Asset Purchase Agreement whereby Sobkowski transferred the know-how related to the creation and issuance of automated alerts for fraudulent wagers placed at North American thoroughbred races to the Corporation in consideration for 9,700,000 shares of common stock of the Corporation;

WHEREAS, the Shareholders desire to enter into this Agreement to provide for the voting of their shares in connection with the election of directors of the Corporation and certain other matters; and

WHEREAS, Hartstein will own 960,000 of shares of common stock in the Corporation;

WHEREAS, Lax will own 2,200,000 of shares of common stock in the Corporation; and

WHEREAS, Sobkowski will own 9,700,000 of shares of common stock in the Corporation.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1. Election of Directors. In the election of members of the board of directors, each Shareholder agrees to vote all of such Shareholder's shares of common stock of the Corporation entitled to vote which may now or hereafter be owned or held of record by such Shareholder, or as to which such Shareholder now or hereafter has voting power, for the following candidates:

1.1  A candidate designated by Sobkowski.

1.2  A candidate designated by Lax.

1.3  Candidates mutually agreeable to Sobkowski and Lax.

Each Shareholder entitled to designate a candidate for the board of directors shall notify the other Shareholders of such Shareholder's candidate within 10 days of receiving notice of any meeting of shareholders at which directors are to be elected, if such meeting is one in which no specific notice is required, then not later than 10 days before such meeting is scheduled to begin. If no designation is received by a Shareholder from another Shareholder, such Shareholder shall be entitled to presume that the incumbent director, if any, designated by each such Shareholder shall continue to be the designee of such Shareholder.

Section 2. Removal of Directors. If at any time any a Shareholder who has designated a candidate who has been elected as a director notifies the other Shareholders of such Shareholder's desire and intention to remove or replace such Shareholder's designee or to fill a vacancy caused by the resignation of such Shareholder's designee, all Shareholders shall cooperate in causing the requested removal and/or replacement by voting in the appropriate manner.

Section 3. Intentionally Left Blank.

Section 4. Irrevocable Proxies. Each Shareholder hereby grants to, and is deemed to have executed in favor of, all of the other Shareholders, an irrevocable proxy to vote, or to give written consent with respect to, all the voting equity securities owned by the grantor of the proxy for the election to the board of directors of such individuals as the grantee of the proxy shall be entitled to designate pursuant to this Agreement.

Section 5. Lock-Up. Sobkowski and Lax hereby agree that from the date hereof until the date that Sobkowski and Lax mutually agree in writing to release the other party from the restrictions set forth in the Section 5 (the “Restrictive Period”), each will not sell or otherwise dispose of any capital stock of the Corporation, any rights to acquire capital stock of the Corporation or any capital stock which either party has a right to acquire. Further, until Lax is released by Sobkowski, Hartstein shall also not sell or otherwise dispose of any capital stock of the Corporation, any rights to acquire capital stock of the Corporation or any capital stock which Hartstein has a right to acquire during the Restrictive Period. Sobkowski, Lax and Harstein may sell or otherwise dispose of any capital stock of the Corporation, any rights to acquire capital stock of the Corporation or any capital stock which each party has a right to acquire (i) in connection with an offer made to all stockholders of the Corporation or any merger, consolidation or similar transaction involving the Corporation, or (ii) with the prior written consent of the other two parties to this Agreement. During the Restrictive Period, Sobkowski, Lax and Harstein may each sell shares of common stock during each quarter equal to 1% of the total outstanding shares of common stock of the Corporation provided that such sales are lawfully permitted to be sold. To the extent that Sobkowski, Lax and Harstein do not sell their respective allotted shares during any such quarter, Sobkowski, Lax and Harstein may sell their respective balance thereof in any subsequent quarter. Sobkowski, Lax and Harstein further agree that the Corporation is authorized to place "stop orders" on its books and a legend on each of the certificates representing the shares held by Sobkowski, Lax and Harstein to prevent any transfer of shares of capital stock or other securities by Sobkowski, Lax and Harstein in violation of this Agreement.

Section 6. Remedies. The parties acknowledge that any violation of this Agreement will cause irreparable harm to the parties hereto. As a consequence, the parties agree that if any party fails to abide by the terms of this Agreement, any other party will be entitled to specific performance, including the immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement, and to judgment for damages caused by such breach, and to any other remedies provided by applicable law.

Section 7. Term. This Agreement shall terminate upon the voluntary written agreement of all parties who are then bound by the terms of this Agreement, but in any event, this Agreement shall terminate two years after the date hereof.

Section 8.Miscellaneous

8.1 Waivers and Amendments.

(a) This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto. The provisions of this Agreement may be waived only by an instrument in writing executed by the party granting the waiver. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

(b) No failure on the part of any party to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

8.2 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telex, telecopier, telegram or similar electronic device, immediately upon sending, provided it is sent on a business day, but if not, then immediately upon the beginning of the first business day after being sent; if by Federal Express, Express Mail or any other overnight delivery service, on the first business day after dispatch; if by registered or certified mail, return receipt requested, upon receipt by the addressee. All notices, requests and demands are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this paragraph):

If to Sobkowski:	Isidore Sobkowski
1177 High Ridge Road
Stamford, CT 06905
Telephone: (203) 249-2048
Facsimile: (203) 968-9033

With a copy to:	Hilary B. Miller, Esq.
Law Offices of Hilary B. Miller
112 Parsonage Road
Greenwich, CT 06830-3942
Telephone: (203) 399-1320
Facsimile: (914) 206-3727

If to Lax:	Solomon Lax
5616 Park Heights Avenue
Baltimore, MD 21215
Telephone: (410) 664-7501
Facsimile: (410) 664-4163

If to Hartstein:	Michael Hartstein
9 Dolson Road
Monsey, New York 10952
Telephone: (845) 425-3468
Facsimile: ( ) -

8.3 Entire Agreement. This Agreement set forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

8.4 Binding Effect, Benefits, Construction. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.5 Intentionally Left Blank.

8.6  Applicable Law, Venue, Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of the Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of the Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding

8.7  Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.8  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Shareholders have signed this Agreement as of the date first written above.

/s/Isidore Sobkowski	/s/Solomon Lax
Isidore Sobkowski	Solomon Lax

/s/Michael Hartstein
Michael Hartstein